SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2010

PDI, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building A
300 Interpace Parkway,
Parsippany, NJ 07054
(Address of principal executive offices and zip Code)

(862) 207-7800
Registrant's telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 3, 2010, PDI, Inc. (the “Company”), Group DCA, LLC, a Delaware limited liability company (“Group DCA”), JD & RL, Inc., a Delaware corporation (“Seller”) and the sole member of Group DCA, Robert O. Likoff, individually and as the representative of Seller and the stockholders of Seller, and Jack Davis, individually, entered into a Membership Interest Purchase Agreement (the “Agreement”) pursuant to which the Company acquired all of the issued and outstanding membership interests (the “Acquisition”) of Group DCA.  The Company has no prior material relationship with any of the parties to the Agreement.

The consideration paid by the Company to Seller consisted of $25,300,000 in cash (the “Cash Consideration”) plus up to $30,000,000 in specified earnout and integration payments earned through the period ending on December 31, 2012.  The Cash Consideration is subject to a post-closing increase or decrease based on the amount, if any, by which Group DCA’s working capital at closing exceeded or fell short of the target working capital.  The Agreement contains customary indemnification obligations.  An amount equal to $1,250,000 of the Cash Consideration was placed in an 18-month escrow account to satisfy indemnification claims.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2010.  The Agreement will be filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties to the Agreement.  The Agreement contains representations and warranties by the Seller, Mr. Likoff and Mr. Davis, on the one hand, and by the Company, on the other hand, made solely for the benefit of the other parties. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Agreement, and may have been included in the Agreement for the purpose of allocating risk between the parties rather than to establish matters as facts.

Item 2.01  Completion of Acquisition or Disposition of Assets.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference.

The acquisition will be accounted for as a business combination in accordance with Accounting Standards Codification 805, Business Combinations, and will be based on fair value measurements in accordance with ASC 820, Fair Value Measurements and Disclosures. The application of certain requirements of these standards will impact future operating results of the Company, most notably related to the following:

•
All Acquisition-related costs are being expensed as incurred. The Company recognized a portion of these costs during the quarter ended September 30, 2010 and anticipates that approximately $1.0 million of Acquisition-related costs will be incurred during the quarter ended December 31, 2010.

•
The liabilities assumed in the Acquisition, including deferred revenue on open projects, will be measured at fair value as of the date of the Acquisition. The calculation of fair value for deferred revenue will include an estimate of the profit earned for work performed on all open contracts through of the date of Acquisition. The inclusion of this profit estimate in the fair value at Acquisition is expected to result in lower profit margins on these contracts in the period subsequent to the Acquisition when the work will be completed.

•
The purchase price of the Acquisition, including contingent consideration, will be measured at fair value as of the date of the Acquisition. The fair value of contingent consideration will be determined based upon the present value of the Company’s estimate of earnout payments to be made in the future. Future changes to the fair value of contingent consideration will result in the recognition of gains or losses in the Company’s future earnings. The Company will recognize a charge to income if the amount paid is greater than the amount estimated as of the Acquisition date or a gain if the amount paid is less than the amount estimated as of the Acquisition date.

•	The finite-lived intangible assets identified in the Acquisition will be amortized in the Company’s operating results over the estimated lives of the assets.

The Company is currently in the process of determining the estimated fair value of the assets acquired and liabilities assumed as a result of the Acquisition.

Item 8.01  Other Events

On November 4, 2010, the Company issued a press release announcing that it had acquired Group DCA.  A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(a)    Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)   Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)    Exhibits.

Exhibit No.                                Description

99.1                                Press release, dated November 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDI, INC.
Date: November 9, 2010	By: /s/ Jeffrey Smith Name: Jeffrey Smith Title: Chief Financial Officer

Exhibit Index

Exhibit No.                                Description
99.1                                Press release, dated November 4, 2010.